Exhibit (d)(3)

VOTING AGREEMENT

     THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 25, 2003, by and between Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), and Martha Stewart (the “Stockholder”).

RECITALS

     WHEREAS, the Company has advised the Stockholder that it intends to conduct an exchange offer pursuant to which certain employees of the Company can exchange certain options held by them under the Company’s Amended and Restated 1999 Stock Incentive Plan (the “Plan”) for restricted stock units granted under the Plan (the material terms of such offer being those described on Attachment A hereto, the “Exchange Offer”);

     WHEREAS, the Board of Directors of the Company has unanimously approved the Exchange Offer as in the best interests of the Company and its stockholders;

     WHEREAS, the Company has advised the Stockholder that consummation of the Exchange would constitute a “repricing” under Section 303A of the New York Stock Exchange Listed Company Manual (“Rule 303A”) which would require stockholder approval, which approval the Company intends to seek no later than the annual stockholder meeting to be held no later than September 30, 2004 (the “2004 Meeting”);

     WHEREAS, the Company has advised the Stockholder that it intends to seek approval from stockholders no later than the 2004 Meeting of a specific proposal approving the Exchange Offer and any other related matters (such proposal, the “Exchange Offer Proposal”);

     WHEREAS, as of the date hereof, the Stockholder is, directly or indirectly, the beneficial owner (as defined in Rule 13d-13 under the Securities Exchange Act of 1934, “beneficial owner”) of 30,058,975 shares of Class B common stock, par value $0.01 per share, of the Company (each of which entitles its holder to 10 votes and is convertible into one share of Class A common stock of the Company) (the “Class B Shares”), which shares are held of record by the Martha Stewart Family Limited Partnership (the “Partnership”);

     WHEREAS, the Stockholder is the beneficial owner of 19,100 shares of Class A common stock, par value $0.01 per share, of the Company (the “Class A Shares”; the Class A Shares, together with the Class B Shares and any shares into which any of the foregoing are converted or for which they are exchanged, together with any other shares of voting stock of the Company that may in any manner be acquired by the Stockholder or with respect to which the Stockholder may obtain the right to exercise voting power, the “Shares”);

     WHEREAS, the Board of Directors of the Company has requested that Stockholder, to facilitate the making of the Exchange Offer, enter into this Agreement; and

     WHEREAS, the parties intend hereby to provide that the Stockholder shall cause a sufficient number of the Shares to be voted in favor of the Exchange Offer Proposal in order to cause the Exchange Offer Proposal to be approved no later than the 2004 Meeting.

     NOW, THEREFORE, in consideration of the agreements contained herein and other good and valid consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1.     Agreement to Vote.

               1.1 Voting Agreement. The Stockholder hereby covenants and agrees that, at the 2004 Meeting, or (if earlier) in connection with any action by written consent of stockholders delivered by Stockholder to the Company, in each case involving a vote or consent with respect to any matter of a type described in clause (y) below, she shall (x) cause the Shares to be counted as present at such meeting or in such action by written consent for purposes of establishing a quorum and (y) vote or cause to be voted the Shares, or execute or cause to be executed a written consent in respect of the Shares, in favor of the Exchange Offer Proposals. The Stockholder may, at her sole discretion and at any time prior to the 2004 Meeting, deliver to the Company an executed consent approving the Exchange Offer Proposal. In the event that the Exchange Offer Proposal is approved by a written consent of stockholders in lieu of a meeting of stockholders, the Company shall promptly comply with applicable notice requirements under the Delaware General Corporation Law and applicable state and federal securities laws and the rules of The New York Stock Exchange (the “NYSE”) (including with respect to the circulation of an information statement to stockholders of the Company).

               1.2 No Limitation on Actions. Stockholder enters into this Agreement solely in her capacity as the record and/or beneficial owner, as applicable, of the Shares; this Agreement shall not limit, restrict or otherwise affect, in any way, the positions, conduct or actions of the Stockholder or any of her affiliates (other than the Company and other than the Partnership solely in its capacity as the holder of the Shares) or any of their respective officers, directors, trustees, partners (whether limited or general), members, interest holders, employees, agents and beneficiaries in any other capacity, including Stockholder’s capacity as an officer or director of the Company.

               1.3 Restrictions. From and after the date hereof until the termination of this Agreement as provided herein, the Stockholder agrees that she shall not, directly or indirectly, nor shall she permit the Partnership to, (a) sell, assign, pledge, encumber, transfer, dispose of, or grant an option with respect to, any of the Shares, or enter into any agreement or arrangement with respect to any of the foregoing matters, (b) exercise conversion rights in respect of any of the Shares, (c) grant any proxy or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or enter into any voting agreement or arrangement with respect to any of the Shares (other than as contemplated by this Agreement), or (d) take any other action, in the case of each of (a) through (d), which, individually or together with any other actions taken by the Stockholder described in (a) through (d), would reasonably be expected to cause the Stockholder not to control, directly or indirectly, a sufficient number of the Shares to constitute a majority of the voting power of the then-outstanding shares of common stock of the Company, voting as a single class, or would otherwise disable the Stockholder from performing her obligations under this Agreement (each of (a) through (d), a “Prohibited Action”), provided that the Stockholder may take any action described in any of clauses (a) through (d) so long as the other party to such arrangement enters into a binding written agreement with the Stockholder, naming the Company as a third-party beneficiary thereof, to be bound by the terms of this Agreement to the same extent as the Stockholder, and in such event the action shall not be a Prohibited Action.

     2.     Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

               2.1 Authority, Enforceability. The Stockholder has the power and authority to enter into, execute, deliver and perform her obligations under this Agreement and to make the representations, warranties and covenants made by her herein. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against her in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

               2.2 No Conflicts, No Defaults and Consents. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder and the Partnership will not, (i) conflict with or violate any order, decree or judgment applicable to the Stockholder or the Partnership or by which either of them or any of the Shares is bound or affected; (ii) conflict with or violate any agreement to which the Stockholder or the Partnership is a party or is subject, including, without limitation, any voting agreement or voting trust; (iii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, restriction, adverse claim, option on, right to acquire, or any encumbrance or security interest in or to the Shares, pursuant to any agreement, contract or legally binding commitment to which the Stockholder or the Partnership is a party or by which the Stockholder or the Partnership or any of the Shares is bound or affected, or (iv) require any agreement, contract or legally binding commitment of any third party, except in the case of such matters under clauses (i) through (iv) which, individually or in the aggregate, would not materially adversely affect the ability of Stockholder to perform her obligations under this Agreement.

     3.     Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to Stockholder as follows:

               3.1 Authority, Enforceability. The Company has the power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to make the representations, warranties and covenants made by it herein. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

               3.2 No Conflicts, No Defaults and Consents. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any order, decree or judgment applicable to the Company or by which the Company is bound or affected; (ii) conflict with or violate any agreement to which the Company is a party or is subject, including, without limitation, any voting agreement or voting trust; (iii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, restriction or adverse claim, pursuant to any agreement, contract or legally binding commitment to which the Company is a party or by which the Company is bound or affected, or (iv) require any agreement, contract or legally binding commitment of any third party, except in the case of such matters under clauses (i) through (iv) which, individually or in the aggregate, would not materially adversely affect the ability of the Company to perform its obligations under this Agreement.

               3.3 Board Approval. The Board of Directors of the Company has unanimously approved the making of the Exchange Offer on the terms set forth in Attachment A hereto, has unanimously approved all necessary or appropriate actions to be taken by the Company in connection therewith and has determined that the Exchange Offer and related actions are in the best interests of the Company and its stockholders.

               3.4 Compliance with Law. The Exchange Offer, any related documentation filed with the Securities and Exchange Commission (the “SEC”) or distributed to option holders; and any information statement or proxy statement, or related documentation, filed with the SEC or distributed to Company stockholders relating to the Exchange Offer Proposal will comply with all applicable rules and laws, including without limitation, applicable state and federal securities laws, SEC rules and regulations, Delaware law and the rules of the NYSE. The Company shall promptly make any required filings, or provide any required notices, relating to the Exchange Offer and Exchange Offer proposal, in compliance with all applicable law, rules and regulations.

     4.     Miscellaneous.

               4.1 Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision will, to the extent allowable by law and the preceding sentence, not be voided or canceled but will instead be modified by such arbitrator or court so that it becomes enforceable and, as modified, will be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

               4.2 Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed, or extended only by an agreement in writing executed by the Company and the Stockholder. The failure by any party at any time to require performance or compliance by another party of any of its obligations or agreements will in no way affect the right to require such performance or compliance at any time thereafter. No waiver of any kind will be effective or binding unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

               4.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to convey upon any person other than the Company and the Stockholder any rights or remedies hereunder.

               4.4 Assignment. This Agreement will be binding upon, and inure to the benefit of, the successors, assigns and personal representatives of the parties hereto.

               4.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, whether common law or statutory, without reference to the choice of law provisions thereof.

               4.6 Notices. All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the person entitled to receive the notice at the addresses contained in the Company’s records.

               4.7 Specific Performance. The parties hereby acknowledge and agree that the failure of either party to perform its agreements and covenants hereunder, will cause irreparable injury to the other party for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder. The Company shall be entitled to seek money damages only in the event that specific performance or similar equitable relief would not result in the Exchange Offer Proposal being approved as contemplated by this Agreement, provided, however, that in no event shall the Company be entitled to seek, and the Company hereby irrevocably waives any claim or right to and agrees not to seek, punitive, special, indirect or similar extraordinary monetary damages.

               4.8 Indemnification of Stockholder. The Company hereby agrees to indemnify and hold harmless Stockholder, her affiliates (other than the Company) and their respective officers, directors, trustees, partners (whether limited or general), members, interest holders, employees, agents and beneficiaries (and each of their respective heirs, executors and administrators, all such indemnified parties, the “Indemnitees”) from and against any and all expense (including reasonable attorneys’ fees, expert fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement), liability and loss incurred or suffered by any Indemnitee in connection with (a) any suit, claim, action, proceeding, investigation, inquiry or review of any kind by any third party or any judicial, governmental or stock exchange authority relating to the execution or performance of this Agreement by Stockholder or any other Indemnitee and (b) the breach by the Company of any representation, warranty or covenant of the Company contained herein (other than, in the case of each of clauses (a) and (b), any suit, claim, action, proceeding, investigation, inquiry or review relating to actions of the Stockholder in her capacity as an officer or director of the Company, in which case this Section 4.8 shall not apply and the Stockholder shall have the rights to indemnification and advancement of expenses provided under the By-laws of the Company and her contractual agreements with the Company) ((a) and (b) collectively, “Indemnified Claims”). Such right to indemnification shall include the right to be paid by the Company the expenses incurred in connection with any such matter in advance of its final disposition, such advances to be paid by the Company promptly upon receipt of evidence of any such amounts being due. An Indemnitee shall provide the Company with prompt notice of any Indemnified Claim of which it has become aware, provided that the failure to provide prompt notice shall not affect the Indemnitee’s right to indemnification hereunder, except to the extent such failure adversely affects the ability of the Company to defend such Claim. An Indemnitee shall not agree to settle or compromise any Indemnified Claim, except with the prior consent of the Company, such consent not to be unreasonably withheld. The Company shall not agree to settle or compromise any Indemnified Claim unless (a) such settlement or compromise includes a full release from any liability of all Indemnified Parties in connection therewith, and (b) the Indemnitee(s) so consent, which consent shall not be unreasonably withheld. The Company and the Indemnitees shall cooperate with each other, at the Company’s sole expense, in connection with the defense of any Indemnified Claim.

               4.9 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which, taken together, constitute one and the same agreement.

               4.10 Titles. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and will have no effect on the construction or meaning of this Agreement.

               4.11 Non-survival. The representations and warranties made herein shall not survive the termination of this Agreement, except that the provisions of Section 3.4 shall survive termination hereof in the event that the Exchange Offer is commenced or the Exchange Offer Proposal has been approved.

               4.12 Termination. This Agreement shall automatically terminate and be of no further force and effect immediately following the earlier of (a) the requisite approval by the Company’s stockholders of the Exchange Offer Proposal having been obtained, (b) September 30, 2004, or (c) any determination by the Board of Directors of the Company or appropriate committee thereof (i) that the Exchange Offer is not in the best interests of the Company or its stockholders or (ii) not to proceed with the Exchange Offer. In the event of termination of this Agreement pursuant to this Section 4.12, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, that (1) no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination, (2) the provisions of Section 1.1 shall survive a termination pursuant to clause (a) of this Section 4.12, and (3) the provisions of Sections 4.7 and 4.8 shall survive any termination of this Agreement and remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement, effective as of the date first above written.

MARTHA STEWART LIVING
OMNIMEDIA, INC.

/s/ Martha Stewart	By:	/s/ Gregory R. Blatt

Martha Stewart
	Its:	Executive Vice President, Business Affairs, General Counsel and Secretary